Exhibit 99.1

BIOLASE ANNOUNCES PRELIMINARY THIRD QUARTER REVENUE RESULTS; REOPENING OF DENTAL PRACTICES DRIVES SEQUENTIAL REVENUE GROWTH

Virtual Investor and Analyst Event Being Held Today at 1:00 p.m. ET

Foothill Ranch, Calif., October 14, 2020 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced unaudited preliminary revenue results for the third quarter ended September 30, 2020. The Company expects to report third quarter revenue in the range of $6.4 million to $6.6 million, a significant sequential improvement from the 2020 second quarter. Additionally, the Company’s U.S. revenue is anticipated to be in-line with its third quarter 2019 U.S. results (pre-COVID-19), as dentists continued to resume normal business practices, while Waterlase sales to new customers accounted for more than 90% of the Company’s total U.S. laser revenue during the third quarter of 2020.

“Our positive preliminary third quarter revenue and renewed optimism are due to several factors, including 95% of dentist offices having re-opened in the United States and dental procedure levels at 70% of their pre-Covid-19 levels,” commented Todd Norbe, President and Chief Executive Officer. “We want to applaud dentists throughout the country as they are responding to the pandemic with a sense of urgency, implementing the recommended Centers for Disease Control (CDC) and American Dental Association (ADA) guidelines, and ensuring they can care for patients in a safe environment. Investors will get an opportunity to hear from some of these dentists later today, as we are hosting a webinar that highlights the advantages of utilizing Waterlase dentistry in their practices, and at the same time its ability to mitigate the spread of infectious pathogens, such as COVID-19.”

Virtual Investor and Analyst Event Today

BIOLASE will host an investor and analyst webinar later today, Wednesday, October 14, 2020, at 1:00 p.m. ET, with a panel of leading dental experts that have practices in endodontics, periodontics, general dentistry and the dental service organization (DSO) segment. Each will share their perspective on the Waterlase technology. The Company will also discuss its strategies to further penetrate these dental categories and the key growth drivers that will help fuel the Company’s success, including the recently published results of the McGuire Study.

Dr. Sam Low, D.D.S., M.S., M.Ed., BIOLASE’s Vice President, Dental and Clinical Affairs and Chief Dental Officer, will moderate the panel. To participate in the webinar, please register in advance at: https://us02web.zoom.us/webinar/register/WN_JomMYbE4SsWygdv6HBJNcw. After registering, participants will receive a confirmation email containing information about joining the webinar and submitting questions for the question and answer session.

About BIOLASE, Inc.

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine.  BIOLASE's products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE's proprietary laser products incorporate approximately 259 patented and 41 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times.  BIOLASE's innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients.  BIOLASE's principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  BIOLASE has sold over 41,200 laser systems to date in over 80 countries around the world.  Laser products under development address BIOLASE's core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated third quarter results. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the "Risk Factors" section of BIOLASE's annual reports filed on Form 10-K with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

Estimates of financial results are inherently uncertain and subject to change, and actual results may differ materially due to the completion of management’s final review, final adjustments, and other developments that may arise before the Company’s financial results for the quarter ended September 30, 2020 are finalized.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President, Chief Financial Officer and Chief Operating Officer
833-BIOLASE
jbeaver@biolase.com

or

EVC Group, Inc.

Michael Polyviou/Todd Kehrli

(732) 232-6914

mpolyviou@evcgroup.com; tkehrli@evcgroup.com